Exhibit 99.1

Alliance Laundry Holdings Inc. Files Registration Statement for
Proposed Initial Public Offering of Income Deposit Securities

    RIPON, Wis.--(BUSINESS WIRE)--April 13, 2004--Alliance Laundry Systems LLC ("Alliance Laundry") announced today that Alliance Laundry Holdings Inc. ("Alliance Holdings"), a company formed to be the holding company for the operations of Alliance Laundry Systems LLC and its subsidiaries ("Alliance"), filed a registration statement with the Securities and Exchange Commission relating to the proposed initial public offering of Income Deposit Securities ("IDSs") representing shares of Alliance Holdings' Class A common stock and senior subordinated notes. The registration statement also relates to an offering of a separate issue of senior subordinated notes of the same series as the senior subordinated notes represented by the IDSs.
    In connection with these offerings, Alliance Laundry expects to commence a tender offer and consent solicitation for all of its outstanding $110 million aggregate principal amount of 9 5/8% senior subordinated notes due 2008.
    CIBC World Markets and Lehman Brothers will be the joint book-running managers for the offerings.
    A preliminary prospectus for these offerings is not currently available. When available, interested persons may obtain a copy of the preliminary prospectus from CIBC World Markets, 425 Lexington Avenue, New York, New York 10017 or Lehman Brothers, 745 Seventh Avenue, New York, NY 10019.
    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

    About Alliance Holdings

    Alliance Holdings will become the holding company for the operations of Alliance in a reorganization in connection with the offerings. Alliance is a leading manufacturer of commercial laundry products and provider of services for Laundromats, multi-housing laundries, on-premise laundries and drycleaners in North America. Alliance offers a full line of washers and dryers for light commercial use as well as large frontloading washers, heavy duty tumbler dryers, and presses and finishing equipment for heavy commercial use. The company's products are sold under the well-known brand names: Speed Queen(R), UniMac(R), Huebsch(R) and Ajax(R).

    Forward Looking Statements

    Statements contained herein that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Alliance Holdings or Alliance Laundry to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in Alliance Holdings' and Alliance Laundry's filings with the Securities and Exchange Commission. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

    CONTACT: Alliance Laundry Systems LLC
             Bruce P. Rounds, 920-748-1634